EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated March 5, 2004, relating to the financial statements and financial statement schedule of LookSmart, Ltd., which appears in LookSmart, Ltd.’s Annual Report on Form 10-K for the year ended December 31, 2003.

/s/ PricewaterhouseCoopers LLP

San Francisco, California

November 8, 2004